Exhibit (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 26 and Amendment No. 28 to the Registration Statement on Form N-1A of Perpetual Americas Funds Trust and to the use of our report dated August 29, 2023 on the financial statements and financial highlights of the Trillium ESG Global Equity Fund and Trillium ESG Small/Mid Cap Fund, each a series of Perpetual Americas Funds Trust (formerly, each a series of Professionally Managed Portfolios). Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 10, 2025